Exhibit 99.1

Company Contact:	Investor Relations Contact:
Mr. Richard F. Fitzgerald	Hayden IR
Chief Financial Officer	Brett Maas
TechPrecision Corporation	Phone: 1-646-536-7331
Tel: 1-484-693-1702	Email: brett@haydenir.com
Email: Fitzgeraldr@techprecision.com	Website: www.haydenir.com
Website: www.techprecision.com

FOR IMMEDIATE RELEASE

TechPrecision Corporation Reports Fiscal Second Quarter of 2013
Sequential Quarterly Improvement Continues with 13% Revenue Growth

Center Valley, PA – November 14, 2012 – TechPrecision Corporation (OTC Bulletin Board: TPCS) (“TechPrecision” or “the Company”), an industry leading global manufacturer of precision, large-scale fabricated and machined metal components and tested systems with customers in the alternative energy, cleantech, medical, nuclear, defense, aerospace and other commercial industries, today reported financial results for the second quarter and six month period of fiscal year 2013, the periods ended September 30, 2012.

Second Quarter 2013 Highlights

•	Net sales increased 13% to $8.1 million compared to $7.1 million in the year-ago quarter and increased 13% sequentially compared to $7.1 million in the first fiscal quarter of 2013.
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Gross profit was $1.9 million, or 24.0% gross profit margin compared to gross profit of $1.9 million or 26.8% gross profit margin in the year-ago quarter and compared sequentially to gross profit of $1.1 million or 15.5% gross profit margin for the quarter ended June 30, 2012.

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Operating income was $14,000 for the second quarter compared to an operating loss of ($39,000) in the prior year second quarter and compared sequentially with an operating loss of ($895,000) for the quarter ended June 30, 2012.

•
Net loss in the second quarter was ($45,000) or ($0.00) per basic and fully diluted share compared to a net loss of ($88,000) or ($0.01) per basic and fully diluted share in the prior year quarter. This compares sequentially to a net loss of ($706,000) or ($0.04) per basic and fully diluted share for the quarter ended June 30, 2012.

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TechPrecision’s backlog at the end of the fiscal second quarter of 2013 was $26.1 million, including $1.9 million in backlog contributed from the China subsidiary, compared with a $29.9 million backlog at September 30, 2011. The prior year backlog included $3.4 million of solar furnace orders for which the customer delayed delivery until the third quarter.

“We have been transitioning our Ranor division from its historic reliance on the solar sector to a more diversified customer and product base, while also positioning the division for sustained stability and profitability,” said Mr. James Molinaro, CEO of TechPrecision Corporation. “ With much of that transition now successfully behind us, we expect continued sequential improvements to our top and bottom lines moving forward. We delivered sequential improvement with the second quarter, and expect further improvement in the future. We continue to make progress toward enhancing our operational processes, management personnel and establishing key performance indicators at our Ranor division. I am very pleased with this progress, and even more importantly, our strategic customers have indicated that they are pleased with the improvements the division president and new management team have implemented at our Ranor division. Our WCMC-China division shipped initial production volumes of sapphire chambers during Q2 of fiscal 2013 and we expect to continue to expand sapphire shipments. On a consolidated basis, our transition efforts resulted in a 13% increase in revenues and positive income from operations for fiscal Q2. Both of these metrics represent an improvement compared to our first fiscal quarter. We look forward to continuing the sequential improvements throughout the remainder of this fiscal year.”

Business Outlook

“We expect our Q3 fiscal 2013 revenues and operating income to be better than Q2, continuing our sequential quarterly improvement,” added Mr. Molinaro. “This confidence is based on planned production volume increases for the proton beam cancer treatment units we produce for Mevion Systems, and also the isotope transport casks which we produce for Alpha Omega Systems. We also expect to recognize remaining contract revenue and project margins on our new PolySi customer order when the first units ship in the next few months. Additional orders from our new PolySi customer should follow as shifting dynamics within the semiconductor field create demand for larger-scale PolySi furnaces like those we are currently producing. The PolySi orders will support both our WCMC and Ranor divisions. Our WCMC-China division will also continue to increase sapphire chamber production and other industrial products as we continue to ramp order volume in China. We are optimistic with the sapphire outlook as the first mobile phone manufacturers have adopted sapphire to cover the camera. Several mobile phone manufacturers are looking to replace the front-screen of the mobile phone with sapphire. One of our strategic sapphire customers recently announced that a single-digit market adoption of sapphire for mobile phone covers and touch screens would require over 3,000 sapphire growth furnaces. This bolsters our confidence in this market.”

Second Quarter 2013 Results

For the three months ended September 30, 2012, sales increased 13% or $931,000 to $8.1 million from $7.1 million in the year-ago period and increased 13% sequentially from $7.1 million in the first fiscal quarter of 2013. Gross margin was 24.0%, or $1.9 million gross profit, in the second fiscal quarter of 2013 compared to a gross margin of 26.8%, or $1.9 million gross profit, in same period last year. This sequentially compares with a gross profit of $1.1 million and 15.5% gross margin for the quarter ended June 30, 2012. Gross margin in any reporting period is impacted by the mix of services we provide on projects completed within that period. Selling, general and administrative expenses for the quarter ended September 30, 2012 were $1.9 million as compared to $1.9 million for the quarter ended September 30, 2011. Sequentially, selling general and administrative costs were 3.8% or $76,000 lower than selling, general and administrative expense reported for the quarter ended June 30, 2012.

Net loss was ($45,000) or ($0.00) per basic and fully diluted share for the quarter ended September 30, 2012 as compared to a net loss of ($88,000) or ($0.01) per basic and fully diluted share for the quarter ended September 30, 2011.

Six Months Year-to-Date Financial Results

For the six months ended September 30, 2012, revenue decreased 6.7% to $15.2 million from $16.3 million for the same period last year. The Company’s China subsidiary, WCMC, contributed $1.6 million in net sales to alternative energy customers during first half of fiscal 2013. Gross margin was 20.0%, or $3.0 million gross profit, for the year-to-date period compared to a gross margin of 26.6%, or $4.3 million gross profit, in the same period in 2011. Selling, general and administrative expenses for first half fiscal 2013 were $3.9 million as compared to $3.7 million for the same period in 2011, reflecting an increase of $238,000 or 6.5% over the previous year. The majority of the increase in selling, general and administrative expenses was due to $218,000 of non-recurring severance and executive search fee costs. Net loss was ($0.75) million or ($0.04) per share basic and fully diluted for the year-to-date period as compared to a net income of $293,000 or $0.02 per share basic and $0.01 per fully diluted share for the same six month period last year.

The Company completed the first half of fiscal 2013 with a backlog of $26.1 million. The comparable backlog at September 30, 2011 was $29.9 million, including $3.4 million of solar furnace orders for which the customer delayed delivery until the third quarter of last year. The Company’s backlog as of October 31, 2012 was approximately $26.5 million, including $0.5 million of open purchase orders issued under a $9.5 million Purchase Agreement, announced in February 2012. Cumulatively, the Company has received $2.4 million of purchase orders under the Purchase Agreement with delivery dates extending through December 2012 and management expects to receive additional purchase orders under the $9.5 million Purchase Agreement in January 2013.

Balance Sheet

At September 30, 2012, TechPrecision had working capital of $9.4 million as compared with working capital of $10.2 million at March 31, 2012, a decrease of $0.8 million. Cash provided by operations was $78,000 for the six months ended September 30, 2012 as compared to cash used by operations of ($0.96) million for the six months ended September 30, 2011. As of September 30, 2012, the Company had $2.14 million in cash and cash equivalents, down $0.68 million compared to the balance at March 31, 2012. Stockholders’ equity decreased 4.3% to $11.7 million compared to $12.2 million at March 31, 2012.

Teleconference Information

The Company will hold a conference call at 4:30 p.m. Eastern (U.S.) time on Wednesday, November 14, 2012. To participate in the live conference call, please dial 1-877-941-4775 five to 10 minutes prior to the scheduled conference call time. International callers should dial 1-480-629-9761. When prompted by the operator, mention Conference Passcode 4575304. A replay will be available for one week starting on Wednesday, November 14, 2012, at 7:30 p.m. Eastern Time. To access the replay, dial 1-877-870-5176 or 1-858-384-5517. When prompted, enter Conference Passcode 4575304.

The call will also be available live by webcast at TechPrecision Corporation’s website, www.techprecision.com, and will also be available over the Internet and accessible at http://public.viavid.com/index.php?id=102514.

About TechPrecision Corporation

TechPrecision Corporation, through its wholly owned subsidiaries, Ranor, Inc., and Wuxi Critical Mechanical Components Co., Ltd., globally manufactures large-scale, metal fabricated and machined precision components and equipment. These products are used in a variety of markets including: alternative energy (Solar and Wind), cleantech, medical, nuclear, defense, industrial, and aerospace to name a few. TechPrecision’s goal is to be an end-to-end global service provider to its customers by furnishing customized and integrated “turn-key” solutions for completed products requiring custom fabrication and machining, assembly, inspection and testing. To learn more about the Company, please visit the corporate website at http://www.techprecision.com. Information on the Company’s website or any other website does not constitute a part of this press release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes,” expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the Company’s ability to generate business from long-term contracts rather than individual purchase orders, its dependence upon a limited number of customers, its ability to successfully bid on projects, and other risks discussed in the company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

-- Financial tables follow --

TECHPRECISION CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three months ended		Six months ended
	September 30,		September 30,
	2012	2011	2012	2011

Net sales	$8,078,552	$7,147,167	$15,224,291	$16,323,607
Cost of sales	6,140,187	5,231,710	12,180,487	11,981,227

Gross profit	1,938,365	1,915,457	3,043,804	4,342,380
Selling, general and administrative expenses	1,924,079	1,953,978	3,924,599	3,686,649
Income (loss) from operations	14,286	(38,521)	(880,795)	655,731
Other income (expenses):
Other income	2,558	--	2,511	--
Interest expense	(74,394)	(78,531)	(154,485)	(137,221)
Interest income	1,188	8,460	2,881	10,406
Total other expense, net	(70,648)	(70,071)	(149,093)	(126,815)

(Loss) income before income taxes	(56,362)	(108,592)	(1,029,888)	528,916

Income tax (benefit) expense	(11,342)	(20,494)	(278,599)	235,553

Net (loss) income	$(45,020)	$(88,098)	$(751,289)	$293,363

Net (loss) income per share of common stock (basic)	$(0.00)	$(0.01)	$(0.04)	$0.02
Net (loss) income per share (fully diluted)	$(0.00)	$(0.01)	$(0.04)	$0.01
Weighted average number of shares outstanding (basic)	18,696,846	16,546,279	18,614,112	16,049,144
Weighted average number of shares outstanding (fully diluted)	18,696,846	16,546,279	18,614,112	24,143,956

TECHPRECISION CORPORATION
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	September 30, 2012	March 31, 2012

Current assets
Cash and cash equivalents	$2,138,756	$2,823,485
Accounts receivable, less allowance for doubtful accounts of $25,010	4,684,370	4,901,791
Costs incurred on uncompleted contracts, in excess of progress billings	4,858,217	3,910,026
Inventories - raw materials	578,047	373,544
Income taxes receivable	1,198,099	1,751,169
Current deferred taxes	1,054,847	1,020,208
Other current assets	1,425,755	1,486,954
Total current assets	15,938,091	16,267,177
Property, plant and equipment, net	7,125,796	7,395,445
Noncurrent deferred taxes	396,604	118,005
Other noncurrent assets	158,422	270,630
Total assets	$23,618,913	$24,051,257

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,026,595	$1,361,611
Accrued expenses	1,538,459	2,424,695
Accrued taxes payable	159,987	159,987
Deferred revenues	1,730,866	799,413
Current maturity of long-term debt	1,079,676	1,358,933
Total current liabilities	6,535,583	6,104,639

Long-term debt	5,418,000	5,776,294

STOCKHOLDERS’ EQUITY
Preferred stock- par value $.0001 per share, 10,000,000 shares authorized, of which 9,890,980 are designated as Series A Convertible
Convertible Preferred Stock, with 6,337,998 and 7,035,982 shares
outstanding at September 30, 2012 and March 31, 2012, respectively (liquidation preference of $1,806,329 and $2,005,254 at September 30, 2012 and March 31, 2012, respectively)	1,485,696	1,637,857
Common stock -par value $.0001 per share, authorized,
90,000,000 shares, issued and outstanding, 18,904,577
shares at September 30, 2012 and 17,992,177 at March 31, 2012	1,890	1,799
Additional paid in capital	4,844,253	4,412,075
Accumulated other comprehensive (loss) income	(257,397)	(223,584)
Retained earnings	5,590,888	6,342,177
Total stockholders’ equity	11,665,330	12,170,324
Total liabilities and stockholders' equity	$23,618,913	$24,051,257

TECHPRECISION CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Six Months Ended
	September 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(751,289)	$293,363
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	415,429	237,237
Share based compensation	282,719	249,061
Deferred income taxes	(282,020)	41,355
Changes in operating assets and liabilities:
Accounts receivable	219,289	2,516,457
Inventories – raw materials	(202,361)	319,823
Costs incurred on uncompleted contracts, in excess of progress billings	(948,192)	(5,620,879)
Taxes receivable	553,070	(579,887)
Other current assets	61,199	(102,803)
Other noncurrent assets	88,126	(277,500)
Accounts payable	664,632	549,512
Accrued expenses	(953,778)	98,757
Deferred revenues	931,453	1,311,233
Net cash provided by (used in) operating activities	78,277	(964,271)

CASH FLOW FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(121,487)	(2,337,533)
Net cash used in investing activities	(121,487)	(2,337,533)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercised stock options	--	35,511
Tax expense from share based compensation	--	(1,030)
Borrowings of long-term debt	46,378	1,618,325
Repayment of long-term debt, including capital leases	(683,928)	(686,980)
Net cash (used in) provided by financing activities	(637,550)	965,826
Effect of exchange rate on cash and cash equivalents	(3,969)	6,836
Net (decrease) in cash and cash equivalents	(684,729)	(2,329,142)
Cash and cash equivalents, beginning of period	2,823,485	7,541,000
Cash and cash equivalents, end of period	$2,138,756	$5,211,858

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